PROMISSORY NOTE


$4,800,000                                                     November 15, 1996
                                                            San Jose, California


     FOR VALUE RECEIVED, the undersigned ORBIT SEMICONDUCTOR, INC. ("Maker") hereby promises to pay to the order of PARADIGM TECHNOLOGY, INC. ("Holder"), or the lawful assignee of Holder, at such place as Holder of this Note may from time to time designate in writing, the principal sum of Four Million Eight Hundred Thousand Dollars ($4,800,000), together with simple interest on the unpaid portion of the principal sum at the rate of four percent (4%) per annum, commencing November 15, 1996, until paid in full.

     Reference is hereby made to the Wafer Purchase Agreement between Maker and Holder, dated as of November 7, 1996 ("Wafer Agreement"). The undersigned Maker shall make payments of principal and interest under this Note by delivering certain wafers (as defined in the Wafer Agreement) to Holder in accordance with the terms and conditions contained in the Wafer Agreement. Each wafer properly delivered to Holder under the Wafer Agreement shall be valued at $500, and shall be credited by Holder (as of the date of shipment of such wafer) against the amounts owing under this Note and reduce said amounts by $500 per wafer. Maker shall have the right to accelerate the delivery of the wafers in accordance with the terms of the Wafer Agreement. Should Holder's commitment for purchases of wafers be less (on a cumulative basis) than $800,000 per month at any time during the first six months after the date of this note, the outstanding principal balance of this note will nevertheless be reduced by $800,000 for such month.

     The entire unpaid balance of principal and interest due under this Note shall be due and payable on May 15, 1997 (the "Maturity Date").

     Any amounts outstanding under this Note on the Maturity Date, or any amount that remains outstanding following delivery of all the wafers required under the Wafer Agreement, shall be paid to Holder by Maker in lawful money of the United States.

     In the event of a material breach of the Wafer Agreement by Maker, which breach is not cured within 30 days following notice to Maker in accordance with the terms of the Wafer Agreement, then at the option of Holder, and without further notice or demand, the entire unpaid balance of principal and accrued interest under this Note shall become immediately due and payable in lawful money of the United States.


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


     Except as otherwise provided herein regarding payment in the form of wafers under the terms of the Wafer Agreement, principal and interest shall be paid in lawful money of the United States. Payments shall be credited first on interest then due and the remainder, if any, shall be credited on the unpaid principal, and interest shall cease on the principal so credited.

     Maker hereby waives any other presentment, protest, demand for payment, notice of dishonor, and any and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note and hereby consents to any extensions of time, renewals, waivers or modifications that may be granted or consented to with respect to the terms of this Note by the Holder.

     Maker agrees to pay the costs and expenses, including reasonable attorneys' fees, which may be incurred by Holder in connection with the collection of this Note, whether or not legal action is instituted or filed.

     Maker warrants that the person signing below is authorized to sign this Note on its behalf and to bind Maker to the terms of this Note, and that all corporate action necessary for the execution of this Note has been properly taken by Maker.

     This Note shall be governed by and construed under the laws of the State of California.



MAKER:

ORBIT SEMICONDUCTOR, INC., a
Delaware corporation


By:       /s/ Joseph Wai
    -----------------------------------

Title:    Chief Financial Officer
       --------------------------------


Accepted and agreed:

PARADIGM TECHNOLOGY, INC., a
Delaware corporation


By:       /s/ Michael Gulett
    -----------------------------------

Title:    President, CEO
       --------------------------------


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